SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549

                              Form 8-K

                         CURRENT REPORT
          PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                      EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 2, 2006



                    KENNETH COLE PRODUCTIONS, INC.
         (Exact name of registrant as specified in its charter)

                    Commission File Number 1-13082


               New York			         13-3131650
(State or other jurisdiction of              I.R.S. Employer
incorporation or organization)		   Identification Number)

               603 West 50th Street, New York, NY 10019
               (Address of principal executive offices)

Registrant's telephone number, including area code (212)265-1500


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
(see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-
2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-
4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial
Condition.

      On March 2, 2006, Kenneth Cole Productions, Inc. (the
"Company") issued a press release announcing the Company's results for the fourth quarter and year ended December 31, 2005, which press release is attached hereto as Exhibit
99.1.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits:

              99.1 Press Release dated March 2, 2006.

Limitation on Incorporation by Reference

      In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934. The filing of this Current Report on form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.


                                    Kenneth Cole Productions, Inc.
                                    Registrant


 Dated: March 3, 2006               By: /s/ DAVID P. EDELMAN
                                    Name: David P. Edelman
                                    Title: Chief Financial Officer

Exhibit Index

Exhibit No.                                   Description
99.1	                           Press Release dated March 2, 2006

                                            Exhibit 99.1

Company Contact:                        Investor Relations Contact:
David Edelman                           James R. Palczynski
Chief Financial Officer                 Principal
Kenneth Cole Productions, Inc.          Integrated Corporate Relations, Inc.
(212) 265-1500                          (203) 682-8229

Kenneth Cole Productions, Inc. Announces 4Q and Full-Year 2005 Results;

            Full Year Revenues Increase to Record $518 Million;

Reports 4Q Earnings Per Share of $0.37, In-line with Revised Plan, and Full Year Earnings Per Share of $1.65;

Board Approves Quarterly Dividend of $0.18 Per Share and Increase in Authorization for Share Repurchase Program to 2 Million Shares

      New York, New York, March 2, 2006 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the fourth quarter and full fiscal year ended December 31, 2005.
The company's fourth quarter revenues were $133 million, down slightly from the year ago quarter. Full-year revenues increased slightly to a record level of $518 million. Fourth quarter earnings per fully-diluted share were $0.37, in-line with the Company's revised plan, versus the year ago quarter earnings of $0.45 per share. The reduction in earnings versus the prior-year period is the result of what the company believes are the short-term effects of the shifts in distribution associated with its brand elevation strategy. Full-year 2005 earnings per diluted share decreased
5.2% to $1.65 versus $1.74 in fiscal 2004.
	Fourth quarter wholesale revenues of $61.1 million were up 2.4% versus the prior year's level of $59.6 million. For the full year, wholesale revenues increased 1.6% to $284.0 million. Consumer direct revenues for the fourth quarter decreased 8% to $58.7 million versus $63.8 million in the same quarter last year. Sales associated with square footage growth partially offset a comparable store sales quarter decline of 11.3% versus the year-ago quarter. For the full year, consumer direct revenues decreased 2% to $190.1 million.
Licensing revenue for the fourth quarter increased by 5.1% to

$13.3 million versus $12.6 million in the same quarter of the prior year. For the full year, licensing revenue increased by 2.9% to $44.0 million.
      Gross margin for the fourth quarter was 46.8%, down slightly from the year-ago gross margin of 47.0%. Gross margin for the full year was 45.2% versus 44.8% in fiscal 2004.
      SG&A expense for the fourth quarter was 39.0% of sales versus
36.3% in the year-ago quarter, primarily reflecting the effect of the comparable store sales decline as well as additional employee-related and legal expenses. For the full year, SG&A expense was 36.5% of sales versus 33.9% in fiscal 2004.
      The Company's consolidated inventories of $45.5 million on December 31, 2005 were down 3.6% versus the year-ago level of $47.2 million. Wholesale inventories decreased by 13.7% to $21.5 million while consumer direct inventories increased 7.6% to $24.0 million, in line with square footage growth.
      Chairman and Chief Executive Officer Kenneth Cole said,
"2005 was a successful year of transition and repositioning for the company. While we are not satisfied by our financial performance, we made excellent strategic progress, and look forward to capitalizing on those efforts in the future."
      "In general, our wholesale and licensing businesses are healthy.
The elevation of quality and fashion content for each brand is significant, the process is largely complete and we're proud of the product we are shipping. However, we expect some lingering softness in our consumer direct business in the early part of the year."
      The company also announced today that its board of directors had approved its quarterly dividend of $0.18 per share. The dividend is payable to shareholders of record as of March 9th and is payable on March 30th. In addition, the board increased the authorization for the company's share repurchase program to 2 million shares, up from 860,000 shares.
      Also today, the company introduced guidance for the first quarter and full year of fiscal 2006. For the first quarter, the Company expects net revenues in the range of $127 to $132 million and earnings per share in the range of $0.20 to $0.22. The Company noted that this guidance includes approximately $0.03 per share of incremental options and restricted stock expense and that the year ago earnings of $0.37 per share included $0.01 per share for a tax benefit relating to the American Jobs Creation Act of 2004.

      For the full year of Fiscal 2006, the Company anticipates earnings per share in the range of $1.28 to $1.38, including $0.12 of incremental option and restricted stock expense relating to the adoption of FASB 123(R) as well as the shift in the composition of the company's equity based management compensation towards restricted stock and away from stock options. The fiscal 2005 reported earnings of $1.65 included $0.15 per share in unusual tax benefit associated with the American Jobs Creation Act of 2004.


               Q1 2006        Q1 2005      Full yr. 2006      Full yr. 2005
               Guidance        Actual      Guidance           Actual
GAAP EPS       $0.20-$0.22     $0.37       $1.28 to $1.38      $1.65
Tax Benefit     --            ($0.01)      --                 ($0.15)
Options/Stock  $0.03           --          ($0.12)              --
Non-GAAP EPS*  $0.23 to $0.25  $0.36       $1.40 to $1.50      $1.50


* In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for its first quarter and full year of fiscal 2005, and guidance for the first quarter and full year fiscal 2006. This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes the non-
GAAP adjusted results provide useful information to both management and investors by excluding expenses/benefits that the Company believes are not indicative of the Company's core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the above table.


About Kenneth Cole Productions, Inc.
Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names "Kenneth Cole New York,"
"Reaction Kenneth Cole", "Unlisted, a Kenneth Cole
Production" and "Tribeca" as well as footwear under the licensed trademark "Bongo". The company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel, as well as fragrances, timepieces, eyewear, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce. Further information can be found at www.kennethcole.com.

Forward Looking Statement Disclosure
The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                    Kenneth Cole Productions, Inc.

(In thousands, except	Quarter Ended		      Year Ended

Per share amounts)      12/31/05    12/31/04      12/31/05    12/31/04
Net Sales               $119,767    $123,438      $474,060    $473,438

Licensing Revenues      13,264       12,616        43,983      42,763

Total Revenue           $133,031    $136,054      $518,043     $516,201

Gross Profit            $62,248     $63,918       $234,316     $231,384

Selling, Gen'l &         51,895      49,449       188,953       174,967
Admin.

Operating Income         10,353      14,469        45,363       56,417

Interest and other          847         490         4,151        1,411
Income

Income before taxes      11,200      14,959        49,514        57,828

Income tax expense        3,724       5,685        15,988        21,976

Net Income              $ 7,476     $9,274        $33,526       $35,852

Net Income per share:
Basic                      $.37        $.46         $1.69         $1.79

Diluted                    $.37        $.45         $1.65         $1.74

Average Shares Outstanding:
Basic                    20,018      20,128        19,888         20,050

Average Shares Outstanding:
Diluted                  20,362      20,579        20,318         20,652




Balance Sheet Data:                 Dec. 31, 2005                Dec. 31, 2004
Cash & Marketable Securities        $   130,147                 $      120,014
Due from Factor/Accounts Receivable	$    52,666	                $       51,914
Inventory                           $    45,465                 $       47,166
Total Assets                        $   340,671                 $      304,587
Working Capital                     $   187,106                 $      173,007
Accounts Payable                    $    31,129                 $       35,767
Long-term Debt                      $         0                 $	           0
Total Shareholders' Equity          $   244,660                 $      216,528

